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ASPECT COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

SCEPTER HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Scepter holdings, inc.
301 Commerce Street, Suite 2975
Fort Worth, Texas  76102

December 12, 2002

Dear Fellow Shareholders of Aspect Communications:

Attached you will find a copy of our recently filed proxy statement.  We are opposing the company's current plan to raise $50 million from Vista Equity Fund II, L.P. ("Vista") on the grounds that the Vista deal will dilute existing shareholders by approximately 30%.  Here's the irony:  the terms of the Vista deal give Vista anti-dilution protection such that if Aspect issues any stock in the future, Vista has the right to participate to maintain its percentage ownership.  Does it strike anyone else as absurd that the Aspect Board gave Vista this protection while at the same time agreeing to dilute existing shareholders by approximately 30% without giving them the option to participate in this deal?

Our proposal is a rights offering which would allow current shareholders to participate on practically identical economic terms as the deal that Vista proposed, with the differences arising from the fact that Vista is a private equity deal and our proposal is a public rights offering.  The benefits of our deal will accrue to existing shareholders instead of to Vista, which we perceive is part of the "friends of current management" club. Here are the high points of our deal:

Aspect would do a rights offering in which all shareholders would get to participate rather than the private deal with Vista where shareholders get diluted by approximately 30%.  We will stand by and purchase any unsubscribed shares in the rights offering so that Aspect gets its $50 million.  In order to achieve this, however, we need to replace the existing board of directors.  Our board nominees will serve only on a temporary basis.  They will take no compensation.  They will take their seats, cancel the Vista deal, implement the rights offering, and then seek to replace themselves at the next annual meeting, which will be no later than the end of June 2003.  If the rights offering is delayed by the SEC beyond June 2003 for any reason, we are prepared to provide $50 million of interim financing at LIBOR + 100 bp with no arranging or upfront fees, which we believe is substantially below what the company currently pays.  Our directors will seek new director nominees to be elected at the next annual meeting who will not be "friends of current management" but will instead come from YOU, the shareholders.  We will go down the list of the largest shareholders and ask for one qualified nominee from each until six qualified candidates are selected.  If a shareholder declines to nominate, the next largest shareholder will be consulted.  At the end of this process, you will have an independent board selected by shareholders.

If you do not want to participate in the rights offering, we ask that you still support our plan because it will allow your fellow shareholders to participate instead of Vista getting to buy stock at the egregiously low price of $2.25 per share.   Shareholders should stand by each other and not allow Vista and Aspect to put together this deal where we believe only Vista and management benefit and where the board of directors will likely get stacked with insiders and friends.  Further, even if you don't want to participate, you will still be given the right to nominate a director under our plan, assuming you are one of the top shareholders, which is reason in itself to support our plan.

Given that our proposal is designed to give shareholders all of the benefits, the only criticism that we could imagine is that there might be some disruption to the business if current management threatens to resign.  Remember, our hope is that management does not resign but comes to its senses about who they really work for.

However, our view is that if the management does not want to work for a board of directors selected from its largest shareholders, then you don't want them!!  If this is how they think, then we believe three months of transition time is the cheapest investment we shareholders can make toward saving our company!

And please note that management should not blame us for their predicament because they will be working for your directors, not ours, since our directors will be serving for only a few months until the next annual meeting.   At the most, we might end up with one director at the next annual meeting, but that's only if we make the list of top shareholders on the record date, and there is certainly no guarantee that we will.  Should it become necessary, we feel we would be able to replace any member of management with a highly qualified candidate quickly and effectively, given the current plethora of top technology executives looking for employment.

Therefore, we will be asking that you please vote against Aspect's current plan when it comes to a vote on January 21st, and that you please vote for the plan we propose in this proxy when it is filed in definitive form.

If you have any questions, please do not hesitate to call me or one of my associates at 817-332-9500.  Thank you for your time and consideration!

Regards,

Geoffrey Raynor
President of Scepter Holdings, Inc.

    THE PARTICIPANTS IN ANY POTENTIAL SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON DECEMBER 11, 2002.  ACCORDINGLY, SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON DECEMBER 11, 2002. SHAREHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

     SCEPTER HOLDINGS, INC. HAS NOT YET FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A PROXY STATEMENT RELATING TO THE COMPANY'S SPECIAL MEETING OF SHAREHOLDERS CURRENTLY SCHEDULED FOR JANUARY 21, 2003.  WHEN SUCH PROXY STATEMENT IS FILED, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION.  ONCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, SHAREHOLDERS MAY OBTAIN A COPY OF THE PROXY STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.